Exhibit 99.2

July 14, 2009

Mr. Robert Placek
Chairman of the Board, President and Chief Executive Officer
Wegener Corporation
11350 Technology Circle
Duluth, Georgia 30097

Re:  Letter of Intent to Acquire Wegener Corporation

Dear Mr. Placek

We are pleased to indicate the interest of Riverside Capital Appreciation Fund V (“Riverside”), an affiliate of The Riverside Company, and its portfolio company Sencore Inc. (“Sencore” or the “Buyer”) to acquire all of the stock of Wegener Corporation (“Wegener” or the “Company”) as outlined below.

1.
Acquisition of Shares/Consideration.  Subject to satisfaction of the conditions described in this letter, at the closing of the acquisition (the “Closing”), the Buyer would acquire all of the stock of Wegener.  Our current contemplation is that this transaction would be structured as a merger (the “Merger”) of an acquisition subsidiary of Sencore with and into Wegener, in which the outstanding shares of the Company’s Common Stock would be converted into the right to receive, in cash, consideration equal to an aggregate of $6.0 million on a cash-free, debt-free basis, which consideration would be reduced by the amount of accrued payables to the extent that they have aged beyond 45 days and which would be expressed as a per share value for purposes of any definitive agreement.

Our valuation of $6.0 million assumes that the Company is free of all debt, capital leases, taxes payable, accrued transaction expenses and any amounts due to related parties.  Accordingly, the per share consideration would be appropriately reduced to reflect any anticipated amounts of these items as of the Closing.  Our valuation also assumes that the Company will have an appropriate amount of working capital at the Closing.  In general, we calculate working capital on a GAAP basis, consistently applied.  Assuming that the Closing were to take place on or about August 31, 2009, our expectation would be that working capital would be equal to approximately $2.3 million (this calculation would be adjusted to exclude the aged payables, which instead are deducted from the purchase price directly as described above).  As part of the due diligence process, if Buyer identifies a category of asset or liability that is appropriate to reflect in the purchase price calculation, then the consideration payable to the stockholders of the Company (the “Stockholders”) will be adjusted accordingly.  The definitive agreement providing for the Merger (the “Merger Agreement”) will also include certain protective provisions regarding working capital and other aspects of the capital structure, including (i) interim operating covenants prohibiting non-ordinary course working capital practices, the declaration of dividends and the incurrence of indebtedness and (ii) closing conditions relating to a certain minimum adjusted working capital amount (which would also take into account cash, debt, transaction expenses and other items).  For the avoidance of doubt, the definitions driving the calculations provided in the Merger Agreement will be structured such that there would not be double-counting (for example, if a liability is already included in the definition of “debt” or “aged payables” it would not also be included in the definition of “working capital”).

2.
Structure.  Although it is our expectation that the transaction would be structured as a merger, we are willing to discuss alternative structures with you to achieve the Closing more promptly, including a tender offer structure.  In any case, we will expect certain significant shareholders, including the Company’s executive officers and directors, to sign appropriate support agreements (providing that they will vote in favor of the Merger and/or tender their shares of Wegener Common Stock in any tender offer) contemporaneously with the execution of the Merger Agreement.

3.
Due Diligence. Following the signing of this letter, Wegener’s board of directors (the “Board”) will authorize Wegener management to provide additional information on the Company, as well as reasonable access to its facilities, records, and customers, to Buyer (including its agents, advisors and lenders) for the purpose of completing its due diligence. Our due diligence investigation will include, but is not limited to, a thorough review of the Company's financial, legal, tax, environmental, labor, and pension records and agreements, and any other matters as our auditors, tax and legal counsel, and other advisors deem relevant.  It is expected that the Company will show performance similar to that which is stated in the materials provided thus far to the Buyer.

4.
Covenants and Representations of the Seller.  During the period from the signing of this letter through the execution of the Merger Agreement, Wegener will: (i) conduct its business in the ordinary course in a manner consistent with past custom and practice, (ii) maintain its properties and other assets in good working condition (normal wear excepted) and (iii) use its best efforts to maintain the business and employees, customers, assets and operations as an ongoing concern in accordance with past practice.  It is expected that the Merger Agreement will include, among other things, interim operating covenants of a similar nature.

5.
Definitive Documentation.  Subject to the mutual agreement of the parties, the terms and conditions of the proposed transaction will be set forth fully in the Merger Agreement and other documents required to give effect to this Letter of Intent, such documents to be drafted by Buyer and approved by Wegener.

The completion of the Merger shall be contingent upon the Buyer’s completion of due diligence to its satisfaction.

The Buyer’s obligation to close will be subject to customary conditions, including:
▪	the receipt of any necessary stockholder approvals (or, if the transaction is structured as a tender offer, a certain minimum acceptance level)
▪	receipt of all necessary governmental and third-party approvals;
▪	satisfactory completion of the Buyer’s customer, financial, accounting, business and legal due diligence review of the Company;
▪	the absence of any material adverse change;

▪	the Company’s compliance with pre-closing covenants and the accuracy of the Company’s representations and warranties; and
▪	no more than an agreed upon percentage of dissenting stockholders.

6.
Confidentiality.  Except as may be required by law and except for the press release attached hereto as Exhibit A and the related Current Report on Form 8-K attached hereto as Exhibit B, neither party shall disclose (except to its representatives, agents, lenders and, in the case of Buyer, investors) any discussions or other communications between the Company, on the one hand, and the Buyer and/or Riverside, on the other hand, relating to the Merger, including any potential terms or conditions of any such transaction and any due diligence information relating to the Company that is shared with the Buyer and/or Riverside.  Buyer and the Company will prepare the announcement of the execution of the Merger Agreement and all other pre-closing public announcements relating to the transaction described herein jointly.

7.
Exclusivity.  (a)  The Company agrees that unless negotiations are earlier terminated by mutual agreement or as otherwise provided in this Paragraph 7, the Company will not, and will cause its directors, officers, employees, agents (including its advisors) and affiliates not to, directly or indirectly, from the date hereof until 60 days from the date of the execution of this letter (such period, the “Exclusivity Period”): (i) solicit, initiate or encourage the submission of any proposal or offer from any person or entity relating to a (A) liquidation, dissolution, sale of assets or stock, or recapitalization, (B) merger or consolidation, (C) acquisition or purchase of assets or any equity interest, or (D) similar transaction or business combination, or (ii) institute, pursue, engage in, enter into, or commit to any discussions, negotiations, or agreements with any person or entity concerning any of the foregoing, or furnish any information with respect to any effort or attempt by any other person or entity to do any of the foregoing.  During the Exclusivity Period, the Company shall immediately notify Riverside and the Buyer of the substance of any transaction inquiry, proposal or offer concerning the Company that either the Company or the Board may receive, including without limitation any Superior Proposal.  The Company hereby acknowledges that neither it nor any of its directors, officers, employees, agents is subject to any agreement, arrangement or understanding which conflicts with the subject matter of this letter.  The Company represents and warrants that neither it nor any of its directors, officers, employees, agents, as the case may be, has entered into any agreement or had any discussions with any third party regarding a transaction which could result in Riverside or the Buyer having any liability to such third party as a result of entering into this letter or pursuing the transactions contemplated hereby.  The Company agrees to indemnify, defend and save and hold Riverside and the Buyer harmless from any claims or liabilities resulting from any breach of the foregoing representation and warranty, including any legal or other expenses incurred in connection with the defense of any such claims or liabilities against Riverside or the Buyer.

(b)           At any time during the Exclusivity Period, the Company may, in response to an unsolicited Superior Proposal, by written notice to Buyer, terminate this letter to enter into a binding agreement with the third party making the Superior Proposal, provided that (i) it shall give notice to the Buyer of such intention not less than five business days prior to terminating this letter, during which time the Buyer may amend or revise its proposal with respect to the Proposed Transaction, and (ii) it shall pay the fee provided in Paragraph 7(c).  For purposes of this letter, a “Superior Proposal” means a bona fide proposal from an unaffiliated third party (other than Riverside or the Buyer) (A) to acquire assets that constitute 80% or more of the net revenues or assets of the Company on a consolidated basis, or (B) to acquire 80% or more of the equity securities of the Company, (C) to engage in a merger, consolidation or similar transaction involving the Company, in each case where the Board determines in good faith, after receiving the advice of its legal and financial advisors, that the terms and conditions of such proposal are more favorable to Stockholders from a financial point of view than is expected by the Board to be received in a transaction with the Buyer and that is no less likely to be consummated than the proposed transaction with the Buyer.

(c)           If (i) the Company terminates this letter to enter into a binding agreement in connection with a Superior Proposal, or (ii) within one year of the date of this letter, the Company enters into an agreement with a third party other than Buyer or Riverside providing for, or there occurs, an Acquisition, then, in either case, the Company shall no later than the date of such termination (or, in the case of clause (ii), entry into such agreement or the occurrence of such Acquisition) (A) pay to the Buyer a fee equal to $400,000, and (B) reimburse the Buyer’s and Riverside’s out-of-pocket costs and expenses in connection with their consideration of the Merger (including without limitation the fees and expenses of their advisors and costs incurred in connection with the due diligence process and negotiation of definitive agreements) up to a maximum of $150,000.  For purposes of this paragraph 7(c), an “Acquisition” means (1) a merger, consolidation, recapitalization or similar transaction involving the Company, (2) the acquisition of all or a substantial portion of the assets of the Company on a consolidated basis, (3) the acquisition of a majority of any class of equity securities of the Company, or (4) any other similar business combination transaction involving the Company.  Notwithstanding anything to the contrary in this paragraph 7(c), (x) if the Company is participating in discussions regarding the Merger in good faith with the Buyer and the Buyer, of its own initiative, terminates discussions with the Company prior to the expiration of the Exclusivity Period, no fee or expense reimbursement will be payable pursuant to this paragraph 7(c), and (y) if the Company terminates this letter as provided in the second sentence of paragraph 9, the $400,000 fee shall not be payable and the Company shall make the reimbursement payment of up to $150,000 contemplated by clause (B) of the first sentence of this sub-paragraph (c) contemporaneously with such termination.

8.
Conduct of Business.  The Company hereby represents that between August 28, 2008 and the date of the signing of this letter the Company has conducted its business in the ordinary course and that there have been no asset sales other than sales of inventory in the ordinary course.

9.
Binding Effect/Termination.  This letter is not intended to and does not create a legally binding obligation on the part of any party with respect to this proposal, except with regard to Paragraphs 4, 6, 7, 8, 9 and 10 which shall be legally binding on Buyer and the Company.  In the event that, in connection with the negotiation of the Merger as contemplated by this letter, the Buyer proposes in writing changes to the terms of a Merger as set forth in this letter which changes are, in the aggregate, materially less favorable to the Company than the terms set forth in this letter (provided, however, that Excluded Changes will not be taken into account for purposes of determining whether Buyer has proposed changes that are materially less favorable to the Company), then the Company may, with five business days’ written notice to Buyer, terminate this letter unless Buyer retracts or modifies such changes such that the terms proposed by Buyer are not materially less favorable to the Company than the terms set forth in this letter.  “Excluded Change” means any change in the terms contained in this letter that is adverse to the Company and that is proposed by Buyer in response to facts of which Buyer only first becomes actually aware after the date hereof, whether in connection with the due diligence process, as a result of being informed by Buyer, or otherwise (for purposes of determining whether Buyer is aware of a fact prior to the date hereof, Buyer will presumed to be aware only of the information presented in writing by the Company and its agents to the Buyer prior to the date hereof in connection with the Buyer’s preliminary discussions with the Company regarding a potential Merger, and any disclosure of risk factors, forward-looking statements disclaimers and similar cautionary language will be disregarded).

Paragraphs 6, 7(c), 9 and 10 shall survive any termination of this letter as provided in paragraph 7.

10.
Miscellaneous.  Except as otherwise provided in paragraph 7(c), the Buyer and the Company will each pay their own respective transaction expenses, including fees and expenses of investment bankers and other advisers, incurred in connection with the transactions contemplated.  The provisions of this letter will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, and any such invalid, void or otherwise unenforceable provision will be replaced by another provision as similar as possible in terms to such invalid, void or otherwise unenforceable provision but is valid and enforceable; in any such case the remaining provisions hereof will remain valid and enforceable to the fullest extent permitted by applicable law.  This Agreement shall not be assignable by any party without the consent of the other parties hereto, except that Riverside may assign its rights to the Buyer and vice versa.  The laws of the State of New York will govern this letter agreement.

If the foregoing is acceptable, please so indicate by executing and returning a counterpart of this letter.  This offer will be deemed to have expired unless signed and returned to Riverside no later than 5:00 PM (Eastern Time) on July 17, 2009.

Very truly yours, ON BEHALF OF SENCORE, INC

/s/ Erik Holmsen
By: Erik Holmsen
Title: Director

Accepted and agreed to
This 16th day of July, 2009

ON BEHALF OF THE COMPANY

/s/ Robert A. Placek
By:      Robert A. Placek
Title:   President and Chief Executive Officer